Exhibit 3.1

FOURTH

AMENDED & RESTATED

B Y E - L A W S

of

MARVELL TECHNOLOGY GROUP LTD.

(adopted by the shareholders at the Annual General Meeting held on 8th November 2016)

TABLE OF CONTENTS

1.	Interpretation	1
2.	Board of Directors	3
3.	Management of the Company	3
4.	Power to appoint managing director or chief executive officer	3
5.	Power to appoint manager	3
6.	Power to authorise specific actions	3
7.	Power to appoint attorney	3
8.	Power to delegate to a committee	4
9.	Power to appoint and dismiss employees	4
10.	Power to borrow and charge property	4
11.	Exercise of power to purchase shares of or discontinue the Company	4
12.	Election of Directors	4
13.	Proxy access for Director nominations	5
14.	Defects in appointment of Directors	16
15.	Alternate Directors	16
16.	Removal of Directors	16
17.	Vacancies on the Board	17
18.	Notice of meetings of the Board	17
19.	Quorum at meetings of the Board	18
20.	Meetings of the Board	18
21.	Unanimous written resolutions	18
22.	Contracts and disclosure of Directors’ interests	19
23.	Remuneration of Directors	19
24.	Officers of the Company	20
25.	Appointment of Officers	20
26.	Remuneration of Officers	20
27.	Duties of Officers	20
28.	Chairman of meetings	20
29.	Register of Directors and Officers	20
30.	Obligations of Board to keep minutes	20
31.	Indemnification of Directors and Officers of the Company	21
32.	Waiver of claim by Member	21
33.	Notice of annual general meeting	22
34.	Notice of special general meeting	22
35.	Advance notice	22
36.	Accidental omission of notice of general meeting	28
37.	Meeting called on requisition of Members	28
38.	Short notice	28
39.	Postponement of meetings	28
40.	Quorum for general meeting	28
41.	Adjournment of meetings	29
42.	Attendance at meetings	29
43.	Written resolutions	30
44.	Attendance of Directors	31
45.	Voting at meetings	31
46.	Voting on show of hands	32
47.	Decision of chairman	32

48.	Demand for a poll	33
49.	Seniority of joint holders voting	34
50.	Proxies and Corporate Representatives	34
51.	Rights of shares	35
52.	Power to issue shares	36
53.	Variation of rights, alteration of share capital and purchase of shares of the Company	36
54.	Registered holder of shares	37
55.	Share certificates	38
56.	Calls on shares	38
57.	Forfeiture of shares	38
58.	Contents of Register of Members	39
59.	Inspection of Register of Members	39
60.	Determination of record dates	40
61.	Instrument of Transfer	40
62.	Restriction on Transfer	40
63.	Transfers by joint holders	41
64.	Representative of deceased Member	41
65.	Registration on death or bankruptcy	42
66.	Declaration of dividends by the Board	42
67.	Other distributions	42
68.	Reserve fund	42
69.	Payment of Dividends and deduction of Amounts due to the Company	43
70.	Issue of bonus shares	43
71.	Records of account	44
72.	Financial year end	44
73.	Financial statements	44
74.	Appointment of Auditor	44
75.	Remuneration of Auditor	44
76.	Vacation of office of Auditor	45
77.	Access to books of the Company	45
78.	Report of the Auditor	45
79.	Business Combinations	45
80.	Service of Notices and Other Documents	46
81.	Service and delivery of notice	47
82.	The Seal	47
83.	Manner in which seal is to be affixed	47
84.	Winding-up/distribution by liquidator	48
85.	Alteration of Bye-laws	48

INTERPRETATION

1. Interpretation

(1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

(a)	“Act” means the Companies Act 1981 as amended from time to time;

(b)	“Alternate Director” means an alternate Director appointed in accordance with these Bye-laws;

(c)	“Auditor” includes any individual or partnership;

(d)	“Board” means the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

(e)	“Business Combination” means any scheme of arrangement, reconstruction, amalgamation, takeover or similar business combination involving the Company or any subsidiary of the Company and any other person; provided that any such transaction with any direct or indirect subsidiary of the Company formed by the Company with the approval of its board of directors for the purpose of engaging in any scheme of arrangement, reconstruction, amalgamation, takeover or similar business combination shall not be a Business Combination for the purposes of these Bye-laws;

(f)	“Cause” means:

(i)	conviction on indictment of an indictable offence involving the management of the Company; or

(ii)	persistent breaches of the Act;

(g)	“Clear Days” means, in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

(h)	“Company” means Marvell Technology Group Limited;

(i)	“Director” means a director of the Company and shall include an Alternate Director;

(j)	“Member” means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

(k)	“notice” means written notice as further defined in these Bye-laws unless otherwise specifically stated;

(l)	“Officer” means any person appointed by the Board to hold an office in the Company;

(m)	“Register” means the Register of Members of the Company and includes any branch register;

(n)	“Registered Office” means the registered office for the time being of the Company;

(o)	“Register of Directors and Officers” means the Register of Directors and Officers referred to in these Bye-laws;

(p)	“Register of Members” means the Register of Members referred to in these Bye-laws;

(q)	“Secretary” means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary;

(r)	“Special Resolution” means a resolution passed by a majority of not less than 66-2/3% of votes cast by such Members as, being entitled so to do, vote in person or by proxy or by duly authorised corporate representative at a general meeting of which not less than twenty-one (21) Clear Days’ notice (save where a longer period is required by these Bye-laws), specifying the intention to propose the resolution as a Special Resolution, has been duly given;

(2) In these Bye-laws, where not inconsistent with the context: —

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine gender;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the word:-

(i)	“may” shall be construed as permissive;

(ii)	“shall” shall be construed as imperative; and

(e)	unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

(3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography and other modes of representing words in a visible form.

(4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

BOARD OF DIRECTORS

2. Board of Directors

The business of the Company shall be managed and conducted by the Board.

3. Management of the Company

(1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting subject, nevertheless, to the provisions of any statute and to such regulations as may be prescribed by the Company in general meeting.

(2) No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

4. Power to appoint managing director or chief executive officer

The Board may from time to time appoint one or more Directors to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

5. Power to appoint managers

The Board may appoint a person to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

6. Power to authorise specific actions

The Board may from time to time and at any time authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

7. Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

8. Power to delegate to a committee

The Board may delegate any of its powers to a committee appointed by the Board which may consist partly or entirely of non-Directors and every such committee shall conform to such directions as the Board may impose on them. The meeting and proceedings of any such committee shall be governed by the provisions of these Bye-Laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board.

9. Power to appoint and dismiss employees

The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

10. Power to borrow and charge property

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

11. Exercise of power to purchase shares of or discontinue the Company

(1) The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Section 42A of the Act.

(2) The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

12. Election of Directors

(1) The Board shall consist of not less than two Directors or such number in excess thereof as the Board may from time to time determine.

(2) Directors shall be elected by the Members on an annual basis at the annual general meeting.

(3) No person shall be appointed or reappointed a Director at any general meeting unless:

(a)	he or she is nominated by or at the direction of the Board or any authorised committee thereof; or

(b)	in the case of an annual general meeting, he or she is nominated pursuant to Bye-law 13 below, or a notice that complies with Bye-law 35(1) below has been given to the Company of the intention of that Member to propose that person for appointment or reappointment as a Director; or

(c)	in the case of a special general meeting, a notice that complies with Bye-laws 35(1) and 35(2) below has been given to the Company of the intention of that Member to propose that person for appointment or reappointment as a Director.

(4) The Board may appoint one or more persons willing to act to be a Director, either to fill a vacancy or vacancies or, as an additional Director or Directors. A Director so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for re- election.

13. Proxy access for Director nominations

(1) Eligibility. Subject to the terms and conditions of these Bye-laws, in connection with an annual general meeting at which Directors are to be elected, the Company (i) shall include in its proxy statement and on its form of proxy the names of, and (ii) shall include in its proxy statement the “Additional Information” (as defined below) relating to, a number of nominees specified pursuant to Bye-law 13(2)(a) below (the “Authorised Number”) for election to the Board submitted pursuant to this Bye-law (each, a “Member Nominee”), if:

(a)	the Member Nominee satisfies the eligibility requirements in this Bye-law,

(b)	the Member Nominee is identified in a timely notice (the “Member Notice”) that satisfies this Bye-law and is delivered by a Member that qualifies as, or is acting on behalf of, an Eligible Member (as defined below),

(c)	the Eligible Member satisfies the requirements in this Bye-law and expressly elects at the time of the delivery of the Member Notice to have the Member Nominee included in the Company’s proxy materials, and

(d)	the additional requirements of these Bye-laws are met.

(2) Definitions.

(a)	The maximum number of Member Nominees appearing in the Company’s proxy materials with respect to an annual general meeting (the “Authorised Number”) shall not exceed the greater of (i) two or (ii) twenty percent (20%) of the number of Directors in office as of the last day on which a Member Notice may be delivered pursuant to this Bye-law with respect to the annual general meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%); provided that the Authorised Number shall be reduced (i) by any Member Nominee whose name was submitted for inclusion in the Company’s proxy materials pursuant to this Bye-law but whom the Board decides to nominate as a Board nominee, and (ii) by any nominees who were previously elected to the Board as Member Nominees at any of the preceding two annual general meetings and who are nominated for election at the annual general meeting by the Board as a Board nominee. In the event that one or more vacancies for any reason occurs after the date of the Member Notice but before the annual general meeting and the Board resolves to reduce the size of the Board in connection therewith, the Authorised Number shall be calculated based on the number of Directors in office as so reduced.

(b)	To qualify as an “Eligible Member,” a Member or a group as described in this Bye-law must:

(i)	Own and have Owned (as defined below), continuously for at least three years as of the date of the Member Notice, a number of shares (as adjusted to account for any share dividend, share split, subdivision, combination, reclassification or recapitalization of shares of the Company that are entitled to vote generally in the election of Directors) that represents at least three percent (3%) of the issued shares of the Company that are entitled to vote in the election of Directors as of the date of the Member Notice (the “Required Shares”), and

(ii)	thereafter continue to Own the Required Shares through such annual general meeting.

For purposes of satisfying the ownership requirements of this Bye-law 13(2), a group of not more than twenty Members and/or beneficial owners (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) may aggregate the number of shares of the Company that are entitled to vote in the election of Directors that each group member has individually Owned continuously for at least three years as of the date of the Member Notice if all other requirements and obligations for an Eligible Member set forth in this Bye-law are satisfied by and as to each Member or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Member, and no Member or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Member under this Bye-law. A group of any two or more funds shall be treated as only one Member or beneficial owner for this purpose if they are under common management and investment control. For purposes of this Bye-law, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act.

(c)	For purposes of this Bye-law:

(i)	A Member or beneficial owner is deemed to “Own” only those issued shares of the Company that are entitled to vote in the election of Directors as to which the person possesses both (A) the full voting rights pertaining to such shares (which includes the power to vote, or to direct the voting of, such shares) and the full investment rights pertaining to such shares (which includes the power to dispose, or to direct the disposition of, such shares) and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such person in any transaction that has not been settled or closed, (2) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of issued shares of the Company that are entitled to vote in the election of Directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a Member or beneficial owner, have correlative meanings. For purposes of clauses (c)(i)(1 through (3), the term “person” includes its affiliates.

(ii)	A Member or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both (A) the full voting rights pertaining to the shares (which includes the power to vote, or to direct the voting of, such shares) and the full investment rights pertaining to the shares (which includes the power to dispose, or to direct the disposition of, such shares) and (B) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the Member.

(iii)	A Member or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five business days’ notice.

(d)	For purposes of this Bye-law, the “Additional Information” referred to in Bye-law 13(1) that the Company will include in its proxy statement is:

(i)	the information set forth in the Schedule 14N provided with the Member Notice concerning each Member Nominee and the Eligible Member that is required to be disclosed in the Company’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(ii)	if the Eligible Member so elects, a written statement of the Eligible Member (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Member Nominee(s), which must be provided at the same time as the Member Notice for inclusion in the Company’s proxy statement for the annual general meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Bye-law, the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Bye-law shall limit the Company’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Member or Member Nominee.

(3) Member Notice and Other Informational Requirements.

(a)	The Member Notice shall set forth all information, representations and agreements required under Bye-law 35 below, including the information required with respect to (i) any nominee for election as a Director, (ii) any Member giving notice of an intent to nominate a candidate for election, and (iii) any Member, beneficial owner or other person on whose behalf the nomination is made under this Bye-law. In addition, such Member Notice shall include:

(i)	a copy of the Schedule 14N that has been or concurrently is filed with the United States Securities and Exchange Commission (“SEC”) under the Exchange Act,

(ii)	a written statement of the Eligible Member (and in the case of a group, the written statement of each Member or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Member), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (A) setting forth and certifying to the number of shares of the Company that are entitled to vote in the election of Directors the Eligible Member Owns and has Owned (as defined in Bye-law 13(2)(c)) continuously for at least three years as of the date of the Member Notice, and (B) agreeing to continue to Own such shares through the annual general meeting,

(iii)	the written agreement of the Eligible Member (and in the case of a group, the written agreement of each Member or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Member) addressed to the Company, setting forth the following additional agreements, representations, and warranties:

a.	it shall provide (1) within five business days after the date of the Member Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shars that the Eligible Member Owns, and has Owned continuously in compliance with this Bye-law, (2) within five business days after the record date for the annual general meeting both the information required under Bye-law 35 regarding the requirement to provide ownership information and notification in writing verifying the Eligible Member’s continuous Ownership of the Required Shares, in each case, as of such date, and (3) immediate notice to the Company if the Eligible Member ceases to own any of the Required Shares prior to the annual general meeting,

b.	it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have this intent, (2) has not nominated and shall not nominate for election to the Board at the annual general meeting any person other than the Member Nominee(s) being nominated pursuant to this Bye-law, (3) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a Director at the annual general meeting other than its Member Nominee(s) or any nominee(s) of the Board, and (4) shall not distribute to any Member any form of proxy for the annual general meeting other than the form distributed by the Company, and

c.	it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Member’s communications with the Members of the Company or out of the information that the Eligible Member provided to the Company, (2) indemnify and hold harmless the Company and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its Directors, officers or employees arising out of the nomination or solicitation process pursuant to this Bye-law, (3) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual general meeting, (4) file with the SEC any solicitation or other communication by or on behalf of the Eligible Member relating to the Company’s annual general meeting, one or more of the

Company’s Directors or Director nominees or any Member Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A, and (5) at the request of the Company, promptly, but in any event within five business days after such request (or by the day prior to the day of the annual general meeting, if earlier), provide to the Company such additional information as reasonably requested by theCompany, and

(iv)	in the case of a nomination by a group, the designation by all group members of one group member that is authorised to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination and the written agreement, representation, and warranty of the Eligible Member that it shall provide, within five business days after the date of the Member Notice, documentation reasonably satisfactory to the Company demonstrating that the number of Members and/or beneficial owners within such group does not exceed twenty, including whether a group of funds qualifies as one Member or beneficial owner within the meaning of Bye-law 13(2)(b).

All information provided pursuant to this Bye-law 13(3)(a) shall be deemed part of the Member Notice for purposes of this Bye-law.

(b)

To be timely under this Bye-law, the Member Notice must be delivered by a Member to the Secretary at such Officer’s business address not less than ninety (90) nor more than one hundred twenty (120) Clear Days prior to the first anniversary of the date (as stated in the Company’s proxy materials) the definitive proxy statement was first released to Members in connection with the preceding year’s annual general meeting; provided, however, that in the event the annual general meeting is more than thirty (30) days before or after the anniversary of the previous year’s annual general meeting, or if no annual general meeting was held in the preceding year, to be timely, the Member Notice must be so delivered not more than one hundred twenty (120) Clear Days prior to such annual general meeting and not less than the later of ninety (90) Clear Days prior to such annual general meeting or ten (10) Clear Days following the day on which public announcement (as defined in Bye-law 35 below) of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an annual general meeting, or a postponement of an annual general meeting for which notice of the meeting has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Member Notice as described above.

(c)	Within the time period for delivery of the Member Notice, a written representation and agremenet of each Member Nominee shall be delivered to the Secretary at such Officer’s business address, which shall be signed by each Member Nominee and shall represent and agree that such Member Nominee:

(i)	consents to being named in the Company’s proxy statement and form of proxy as a nominee and to serving as a Director if elected, and currently intends to serve as a Director for the full term for which such Member Nominee is standing for election,

(ii)	is not and shall not become a party to any agreement, arrangement , or understanding with and has not given any commitment or assurance to, any person or entity (A) as to how the Member Nominee, if elected as a Director, shall act or vote on any issue or question that has not been disclosed to the Company, or (B) that could limit or interfere with the Member Nominee’s ability to comply, if elected as a Director, with the Member Nominee’s fiduciary duties under applicable law,

(iii)	Is not and shall not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a nominee or Director that has not been disclosed to the Company,

(iv)	if elected as a Director, shall comply with all of the Company’s corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and guidelines, and any other Company policies and guidelines applicable to Directors (which shall be provided to such Member Nominee promptly following a request therefor) and

(v)	if elected as a Director, shall not appoint a person or persons to act as a Director in the alternative to himself or herself, notwithstanding anything to the contrary contained in these Bye-laws permitting such appointment.

The Member Nominee must submit all completed and signed questionnaires required of the Company’s nominees and provide to the Company such other information as it may reasonably request no later than the earlier of (x) five business days after request of the Company and (y) the last date on which a Member Notice would be timely submitted under this Bye-law. The Company may request such additional information as necessary to permit the Board to determine if each Member Nominee satisfies the requirements of this Bye-law.

(d)	In the event that any information or communications provided by the Eligible Member or any Member Nominees to the Company or its Members is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Member or Member Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Company’s right to omit a Member Nominee from its proxy materials as provided in this Bye-law.

(4) Proxy Access Procedures.

(a)	Notwithstanding anything to the contrary contained in this Bye-law, the Company may omit from its proxy materials any Member Nominee, and such nomination shall be disregarded and no vote on such Member Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Company, if:

(i)	the Eligible Member or Member Nominee breaches any of its agreements, representations, or warranties set forth in the Member Notice or otherwise submitted pursuant to this Bye-law, any of the information in the Member Notice or otherwise submitted pursuant to this Bye-law was not, when provided, true, correct and complete, or the Eligible Member or applicable Member Nominee otherwise fails to comply with its obligations pursuant to these Bye-laws, including, but not limited to, its obligations under this Bye-law,

(ii)	the Member Nominee (A) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s Directors, (B) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (C) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offences) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offences) within the past ten years or (D) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended,

(iii)	the Company has received a notice (whether or not subsequently withdrawn) that a Member intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for Member nominees for Director in Bye-law 35 below, or

(iv)	the election of the Member Nominee to the Board would cause the Company to violate the Memorandum of Association of the Company, these Bye-laws, or any applicable law, rule, regulation or listing standard.

(b)	An Eligible Member submitting more than one Member Nominee for inclusion in the Company’s proxy materials pursuant to this Bye-law shall rank such Member Nominees based on the order that the Eligible Member desires such Member Nominees to be selected for inclusion in the Company’s proxy materials and include such assigned rank in its Member Notice submitted to the Company. In the event that the number of Member Nominees submitted by Eligible Members pursuant to this Bye-law exceeds the Authorised Number, the Member Nominees to be included in the Company’s proxy materials shall be determined in accordance with the following provisions: the highest ranking Member Nominee of each Eligible Member shall be selected for inclusion in the Company’s proxy materials until the Authorised Number is reached, going in order of the amount (largest to smallest) of shares of the Company each Eligible Member disclosed as Owned in its Member Notice submitted to the Company. If the Authorised Number is not reached after the highest ranking Member Nominee has been selected from each Eligible Member for any reason (including because a Member Nominee does not satisfy the eligibility requirements in this Bye-law), this selection process shall continue as many times as necessary, following the same order each time, until the Authorised Number is reached through the selection of Member Nominees who satisfy the eligibility requirements in this Bye-law. Following such determination, if any Member Nominee who satisfies the eligibility requirements in this Bye-law thereafter is nominated by the Board, thereafter is not included in the Company’s proxy materials or thereafter is not submitted for Director election for any reason (including the Eligible Member’s or Member Nominee’s failure to comply with this Bye-law), no other nominee or nominees shall be included in the Company’s proxy materials or otherwise submitted for election as a Director at the applicable annual general meeting in substitution for such Member Nominee.

(c)	Any Member Nominee who is included in the Company’s proxy materials for a particular annual general meeting but either (i) withdraws from or becomes ineligible or unavailable for election at the annual general meeting for any reason, including for the failure to comply with any provision of these Bye-laws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Member Notice) or (ii) does not receive a number of votes cast in favor if his or her election at least equal to twenty percent (20%) of the shares present in person or represented by proxy and entitled to vote in the election of Directors, shall be ineligible to be a Member Nominee pursuant to this Bye-law for the next two annual general meetings.

(d)	Notwithstanding the foregoing provisions of this Bye-law, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if the Member delivering the Member Notice (or a proxy or corporate representative of the Member, pursuant to Bye-law 50) does not appear at the annual general meeting of the Company to present its Member Nominee or Member Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Member Nominee or Member Nominees may have been received by the Company. Without limiting the Board’s power and authority to interpret any other provisions of these Bye-laws, the Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Bye-law and to make any and all determinations necessary or advisable to apply this Bye-law to any persons, facts or circumstances, in each case acting in good faith. This Bye-law shall be the exclusive method for Members to include nominees for Director election in the Company’s proxy materials.

14. Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

15. Alternate Directors

(1)Any general meeting of the Company may elect a person or persons to act as a Director in the alternative to any one or more of the Directors of the Company or may authorise the Board to appoint such Alternate Directors. Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself or herself by notice in writing deposited with the Secretary. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

(2) An Alternate Director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

(3) An Alternate Director shall cease to be such if the Director for whom such Alternate Director was appointed ceases for any reason to be a Director but may be re-appointed by the Board as alternate to the person appointed to fill the vacancy in accordance with these Bye-laws.

16. Removal of Directors

(1) The Members may, at any special general meeting convened and held in accordance with these Bye-laws only, remove a Director with or without Cause PROVIDED THAT the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director’s removal.

(2) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (1) of this Bye-law may be filled by the Members at the meeting at which such Director is removed subject to compliance with Bye-law 35(2), and, in the absence of such election or appointment, the Board may fill the vacancy.

17. Vacancies on the Board

(1) The Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of the death, disability, disqualification or resignation of any Director and to appoint an Alternate Director to any Director so appointed.

(2) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting of the Company or (ii) preserving the assets of the Company.

(3) The office of Director shall be vacated if the Director:-

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his or her office by notice in writing to the Company.

18. Notice of meetings of the Board

(1) A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

(2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally in person or by telephone or otherwise communicated or sent to such Director by post, overnight courier, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible and non-transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

19. Quorum at meetings of the Board

The quorum necessary for the transaction of business at a meeting of the Board may be fixed by the Directors and, unless so fixed, shall be a majority of the Directors.

20. Meetings of the Board

(1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

(2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

(3) A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail. Notwithstanding the foregoing, a resolution to approve any of the following shall require the affirmative vote of an absolute majority of the Directors holding office at the date of the resolution:

(a)	the issue of shares in the capital of the Company or any obligations, charges or debts convertible into shares or involving rights to vote under any circumstances;

(b)	recommending the winding up, dissolution or termination of the corporate existence of the Company; and

(c)	borrowing of any amount by the Company which exceeds in the aggregate $25,000,000 or the mortgage, pledge or grant of a security interest in any property of the Company which exceeds in the aggregate $25,000,000.

21. Unanimous written resolutions

A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been effected at a meeting of the Board duly called and constituted. For the purposes of this Bye-law only, “Director” shall not include an Alternate Director except that an Alternate Director may sign such a resolution on behalf of a principal Director.

22. Contracts and disclosure of Directors’ interests

(1) Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorise a Director or Director’s firm, partner or such company to act as Auditor of the Company.

(2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

(3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

23. Remuneration of Directors

(1) Each Director shall be entitled to receive such fees for his services as a Director, if any, as the Board may from time to time determine. Each Director shall be paid all expenses properly and reasonably incurred by him or her in the conduct of the Company’s business or in the discharge of his duties as a Director, including (but without limitation) his reasonable travelling, hotel and incidental expenses in attending and returning from meetings of the Board or any committee of the Board or general meetings.

(2) Any Director who serves on any committee of the Board or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration or other amounts payable to a Director pursuant to any other Bye-law.

(3) The Board may from time to time determine that, subject to the requirements of the Act, all or part of any fees or other remuneration payable to any Director or Officer of the Company shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

OFFICERS; CHAIRMAN OF THE BOARD

24. Officers of the Company

The Officers of the Company shall consist of a President and a Vice President or a Chairman and a deputy Chairman, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Bye-laws.

25. Appointment of Officers

(1) The Board shall, as soon as practicable after each annual general meeting appoint a President and Vice President or a Chairman and Deputy Chairman who shall be Directors.

(2) The Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

26. Remuneration of Officers

The Officers shall receive such remuneration as the Board may from time to time determine.

27. Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

28. Chairman of meetings

Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, and if not the President shall act as chairman at all meetings of the Members and of the Board at which such person is present. In their absence the Deputy Chairman or Vice President, if present, shall act as chairman and in the absence of all of them a chairman shall be appointed or elected by those present at the meeting and entitled to vote. If more than one person holds any of the offices enumerated herein, the Board shall determine which of the persons shall act as Chairman at meetings.

29. Register of Directors and Officers

The Board shall cause to be kept in one or more books a Register of Officers and Directors and shall enter therein the particulars required by the Act.

MINUTES

30. Obligations of Board to keep minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

INDEMNITY

31. Indemnification of Directors and Officers of the Company

The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

32. Waiver of claim by Member

Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer or to any matter arising under United States federal securities laws.

MEETINGS

33. Notice of annual general meeting

The annual general meeting of the Company shall be held in each year at such time and place as the President or the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least five days notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

34. Notice of special general meeting

The President or the Chairman or any two Directors or any Director and the Secretary or the Board may convene a special general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than five days’ notice which shall state the date, time, place and the general nature of the business to be considered at the meeting.

35. Advance notice

(1) Annual General Meeting.

(a)	Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by Members may be made at an annual general meeting only (A) pursuant to the Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board (or any authorized committee thereof), (C) by any Member who is a Member at the time the notice provided for in this Bye-law 35(1) is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedure set forth in this Bye-law 35(1), (D) by any Eligible Member (as defined in Bye-law 13) whose Member Nominee (as defined in Bye-law 13) is included in the Company’s proxy materials for the applicable annual general meeting, or (E) in accordance with the provisions of Section 79 and 80 of the Act. For the avoidance of doubt, the foregoing clauses (C), (D) and (E) shall be the exclusive means for a Member to make Director nominations and the foregoing clauses (C) and € shall be the exclusive means for a Member to propose other business (other than a proposal included in the Company’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act) at an annual general meeting.

(b)	For nominations or other business to be properly brought before an annual general meeting by a Member pursuant to clause (C) of the foregoing paragraph, the Member must have given timely notice thereof to the Secretary and, in the case of business other than nominations, such business must be a proper subject for Member action. To be timely, a Member’s notice must be delivered to the Secretary at such Officer’s business address not less than ninety (90) Clear Days or more than one hundred twenty (120) Clear Days prior to the anniversary of the prior year’s annual general meeting; provided, however, that in the event the annual general meeting is more than thirty (30) days before or after the anniversary of the previous year’s annual general meeting, or if no annual general meeting was held in the preceding year, to be timely, notice by the Member must be so delivered not more than one-hundred-twenty (120) Clear Days prior to such annual general meeting and not less than the later of ninety (90) Clear Days prior to such annual general meeting or ten (10) Clear Days following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an annual general meeting, or a postponement of an annual general meeting for which notice of the meeting has already been given to Members or a public announcement of the meeting date has already been made, commence a new time period or extend any time period for the giving of a Member’s notice as set forth above. Such Member’s notice shall set forth:

(i)	As to each person who the Member proposes to nominate for election or re-election as a Director (1) all information relating to such person that is required to be disclosed in the solicitation of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (2) such person’s written consent to serving as a Director if elected and (3) a written representation and agreement covering the matters specified in Bye-law 13(3)(c); provided, however, that in addition to the information required in the Member’s notice pursuant to this Bye-law 35(1)(b)(i), the Company require each such person to furnish such other information as may reasonably be required by the Company to determine the eligibility of such person to serve as a Director of the Company, including information relevant to a determination of whether such person can be considered an independent Director;

(ii)	as to any other business that the Member proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bye-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such Member and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;

(iii)	as to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed: (1) the name and address of such Member, as they appear in the Register of Members, and the name and address of such beneficial owner, (2) the class or series and number of shares of the Company which are owned of record by such Member and such beneficial owner as of the date of the notice, and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of the class or series and number of shares of the Company owned of record by the Member and such beneficial owner as of the record date for the meeting and (3) a representation that the Member (or a proxy or corporate representative of the Member, pursuant to Bye-law 50) intends to appear at the meeting to make such nomination or propose such business;

(iv)	as to the Member giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such Member or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”): (1) the class or series and number of shares of the Company which are beneficially owned (as defined in Bye-law 35(3)(b) below) by such Member or beneficial owner and by any control person as of the date of the notice, and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of the class or series and number of shares of the Company beneficially owned by such Member or beneficial owner and by any control person as of the record date for the meeting, (2) a description of any agreement, arrangement, or understanding with respect to the nomination or other business between or among such Member, beneficial owner or control person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement, or understanding in effect as of the record date for the meeting, (3) a description of any agreement, arrangement, or understanding (including without limitation any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Member’s notice by, or on behalf of, such Member, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Company’s shares, or maintain, increase or decrease the voting power of the Member, beneficial owner or control person with respect to securities of the Company, and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement, or understanding in effect as of the record date for the meeting, and (4) a representation whether the Member or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or other business and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least a majority of the issued shares of the Company that are entitled to vote in the election of Directors in the case of a nomination and at least the percentage of the Company’s shares required to approve or adopt the business to be proposed by the Member in the case of a proposal.

(c)	This Bye-law 35(1) shall not apply to a proposal proposed to be made by a Member if the Member has notified the Company of his or her intention to present the proposal at an annual or special general meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such meeting.

(d)	Notwithstanding anything in this Bye-law 35(1) to the contrary, in the event that the number of Directors to be elected to the Board at an annual general meeting is increased and there is no public announcement by the Company naming all of the nominees for Directors or specifying the size of the increased Board made by the Company at least ten (10) Clear Days prior to the last day a Member may deliver a notice in accordance with Bye-law 35(1)(b) above, a Member’s notice required by this Bye-law 35(1) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at such Officer’s business address not more than ten (10) Clear Days following the day on which such public announcement is first made by the Company.

(2) Special General Meeting. Only such business shall be conducted at a special general meeting as shall have been brought before the meeting pursuant to the Company’s notice of meeting or pursuant to the provisions of Sections 74, 79 and 80 of the Act. Nominations of persons for election to the Board may be made at a special general meeting at which Directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board (or any authorised committee thereof), (ii) provided that one or more Directors are to be elected at such meeting, by any Member who is a Member at the time the notice provided for in this Bye-law 35(2) is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who delivers a notice setting forth the information required by Bye-law 35(1) above, or (iii) in the case of a Member-requisitioned special general meeting, by any Member in accordance with the provisions of Sections 74, 79 and 80 of the Act. In the event the Company calls a special general meeting (other than a Member-requisitioned special general meeting) for the purpose of electing one or more Directors to the Board, any Member entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the notice required by this Bye-law 35(2) shall be delivered to the Secretary at such Officer’s business address not earlier than the close of business on the 120th Clear Day prior to such special meeting and not later than the close of business on the later of the 90th Clear Day prior to such special meeting or the 10th Clear Day following the day on which public announcement is first made of its intention to hold a special general meeting for the purpose of electing Directors. In no event shall an adjournment, recess or postponement of a special general meeting commence a new time period (or extend any time period) for the giving of a Member’s notice as described above.

(3) General.

(a)	Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Bye-law shall be eligible to be elected at any general meeting of the Company to serve as Directors and only such other business shall be conducted at a general meeting as shall have been brought before the meeting in accordance with the procedures set forth in this Bye-law. Except as otherwise required by law, each of the Chairman, the Board or the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bye-law (including whether a Member or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such Member’s representation as required by Bye-law 35(1)(b)(iv)(4)). If any proposed nomination or other business is not in compliance with this Bye-law, then except as otherwise required by law, the chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Bye-law, unless otherwise required by law, or otherwise determined by the Chairman, the Board or the chairman of the meeting, if the Member does not provide the information required under clauses (b)(iii)(2) and (b)(iv)(1)-(3) of Bye-law 35(1) to the Company within the time frames specified herein, or if the Member (or a proxy or corporate representative of the Member, pursuant to Bye-law 50) does not appear at the annual or special general meeting of Members of the Company to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

(b)	For purposes of this Bye-law and Bye-law 13 above, a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable United States news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For purposes of Bye-law 35(1)(b)(iv)(1), shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement, or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

(c)	Nothing in this Bye-law shall be deemed to affect any rights of the holders of any series of Preferred Shares to elect Directors pursuant to any applicable provisions of these Bye-laws or applicable law.

(d)	For the avoidance of doubt, nothing is this Bye-law shall be considered an attempt to abrogate or vary (other than to the extent permitted by law), the ability of Members to requisition a meeting in accordance with the provisions of Section 74 of the Act, and the requirements relating to the circulation of such Members’ resolution, etc. set out in Section 79 and Section 80 of the Act.

36. Accidental omission of notice of general meeting

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

37. Meeting called on requisition of Members

Notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of section 74 of the Act shall apply.

38. Short notice

A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

39. Postponement of meetings

The Secretary may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

40. Quorum for general meeting

At any general meeting of the Company two persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, PROVIDED that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

41. Adjournment of meetings

(1) The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. In addition the chairman may adjourn the meeting to another time and place without such consent or direction if it appears to him or her that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

(2) Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

42. Attendance at meetings

(1) A meeting of the Members or any class thereof may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. In addition, the Board may resolve to enable persons entitled to attend a general meeting of the Company or of any class of Members to do so by simultaneous attendance and participation at a satellite meeting place anywhere in the world. The Members present at any such satellite meeting place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the general meeting in question if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that Members attending at all the meeting places are able to:

(a)	communicate simultaneously and instantaneously with the persons present at the other meeting place or places, whether by the use of microphones, loud-speakers, audio-visual or other communications equipment or facilities; and

(b)	have access to all documents which are required by the Act and these Bye-laws to be made available at the meeting.

The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place.

If it appears to the chairman of the general meeting that the facilities at the principal meeting place or any satellite meeting place are or become inadequate for the purposes referred to above, then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of such adjournment shall be valid.

(2) The Board and the chairman of any general meeting may make any arrangement and impose any requirement or restriction it, he or she considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and the chairman of any general meeting shall be entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

43. Written resolutions

(1) Subject to subparagraph (6) of this Bye-law, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

(2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

(3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

(4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(5) A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of sections 81 and 82 of the Act.

(6) This Bye-law shall not apply to:

(a)	a resolution passed pursuant to section 89(5) of the Act; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office under Bye-law 16.

44. Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

45. Voting at meetings

(1) Except as required by the Act and any other provision of these Bye-laws, any question proposed for the consideration of the Members at any general meeting (including the election of Directors in uncontested elections, as such term is defined in subparagraph (4) of this Bye-law), shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

(2) No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

(3) Where the election of Directors is the subject of a resolution submitted to the vote of the Members, any abstention shall be deemed to be a vote cast with respect to the resolution. An “abstention” for the purposes of this section (3) shall be deemed to occur with respect to the election of Directors only if a Member is given the affirmative opportunity to, and does, cast a vote as an abstention with respect to the election of Directors in any proxy granted by the Member with respect to the election of Directors, in any event in accordance with instructions contained in the proxy statement or accompanying proxy card circulated for the meeting of Members at which the election of Directors is to be held, or in a ballot to be submitted by such Member in person at such meeting. A “broker non-vote” (or similar expression for shares deemed present at a meeting that are ineligible to vote on a matter) shall not in any event be deemed to be a vote cast for these purposes.

(4) In all Director elections other than uncontested elections, the nominees for election as a Director shall be elected by a plurality of the votes cast in accordance with the provisions of these Bye-laws. For purposes of this Bye-law, “elected by a plurality” means the election of those Director nominees, equal in number to the number of positions to be filled at the applicable general meeting, that received the highest number of votes in the election. For purposes of this Bye-law, an “uncontested election” means any general meeting of Members at which the number of nominees for Director does not exceed the number of Directors to be elected and with respect to which (a) no Member has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with Bye-laws 13 or 35, or (b) such notice has been submitted, and on or before the fifth business day prior to the date that the Company files it definitive proxy statement related to such meeting with the United States Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the notice has been (i) withdrawn in writing to the Secretary of the Company, (ii) determined not to be a valid notice of nomination, with such determination to be made by the Board of Directors (or a committee thereof) pursuant to Bye-laws 13 or 35, or if challenged in court, by a final court order, or (iii) determined by the Board of Directors (or a committee thereof) not to create a bona fide election contest.

46. Voting on show of hands

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

47. Decision of chairman

(1) At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

(2) At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

48. Demand for a poll

(1) Notwithstanding the provisions of the immediately preceding two Bye-laws, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Bye-laws), a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right.

(2) Where, in accordance with the provisions of subparagraph (1) of this Bye-law, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in sub-paragraph (4) of this Bye-law or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(3) A poll demanded in accordance with the provisions of subparagraph (1) of this Bye-law, for the purpose of electing a chairman or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the chairman may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

(4) Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

49. Seniority of joint holders voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

50. Proxies and Corporate Representatives

(1)	The instrument appointing a proxy shall be in writing under the hand of the appointor or the appointor’s attorney authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same.

(2)	Any Member may appoint a standing proxy or (if a corporation) a standing corporate representative by delivery to the Registered Office (or such other place as the Board may from time to time specify for such purposes) of evidence of such appointment. The appointment of such a standing proxy or representative shall be valid for all general meetings and adjournments thereof or, resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office. Where an appointment of a standing proxy or corporate representative has been made, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Member is present or in respect of which the Member has specially appointed a proxy or corporate representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any such appointment of the standing proxy or corporate representative and the operation of any such appointment shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

(3)	The instrument appointing a proxy or corporate representative, together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written Resolution, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written Resolution, prior to the effective date of the written Resolution, and in default the instrument of proxy shall not be treated as valid. Delivery of the proxy or instrument appointing a corporate representative may be effected by facsimile communication to any facsimile number specified in the notice convening the general meeting.

(4)	A proxy may be appointed by an instrument in any common form or in such other form as the Board may approve, and the Board may, if it thinks fit, send out with the notice of any meeting or any written Resolution forms of instruments of proxy for use at that meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written Resolution or amendment of a Resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

(5)	A vote given by proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed; provided, however, that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith) one hour at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written Resolution at which the instrument of proxy is used.

(6)	Subject to the Act, the Board may at its discretion waive any of the provisions of these Bye-laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Member at general meetings or to sign written resolutions.

SHARE CAPITAL AND SHARES

51. Rights of shares

Subject to any resolution of the Members to the contrary, the share capital of the Company is divided into two classes of shares to be designated respectively Common Stock (the “Common”) and Preferred Stock (the “Preferred”). The Preferred may be issued from time to time in one or more series. The Board is authorised to fix the number of shares of any series of the Preferred and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of the Preferred and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series of the Preferred, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. The particular rights and restrictions attached to any series of Preferred shall be recorded in a resolution of the Board. The Board may at any time before the allotment of any shares of Preferred by further resolution in any way amend such rights and restrictions or vary or revoke its designation. A copy of any such resolution or amending resolution for the time being in force shall be annexed as an appendix to (but shall not form part of) these Bye-laws.

52. Power to issue shares

(1) Subject to these Bye-laws and to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have power to issue any unissued shares of the Company on such terms and conditions as it may determine.

(2) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

(3) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company, but nothing in this Bye-law shall prohibit transactions mentioned in Sections 39A, 39B and 39C of the Act.

(4) The Board may from time to time do any one or more of the following things:

(a)	make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

(b)	accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him or her, although no part of that amount has been called up;

(c)	pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)	issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

53. Variation of rights, alteration of share capital and purchase of shares of the Company

(1) Subject to the provisions of Sections 42 and 43 of the Act any preference shares may be issued as shares that, at a determinable date or at the option of the Company, are liable to be redeemed on such terms and in such manner as the Board may determine.

(2) If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

(3) The Company may from time to time by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

(4) Subject to the Companies Acts, the Company may purchase its own shares and the Board may authorise any exercise of the Company’s power to purchase its own shares, whether in the market, by tender or by private treaty, at such prices and otherwise on such terms and conditions as the Board may from time to time determine. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

54. Registered holder of shares

(1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person except as otherwise required by law.

(2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

55. Share certificates

(1) Shares shall be issued in registered form. Unless otherwise provided by the rights attaching to or by the terms of issue of any particular Shares, each Member shall, upon becoming the holder of any Share, be entitled to a Share certificate for all the Shares of each class held by such Member (and, on transferring a part of such Member’s holding, to a certificate for the balance), but the Board may decide not to issue certificates for any Shares held by, or by the nominee of, any securities exchange or depository or any operator of any clearance or settlement system or otherwise, except at the request of any such person. In the case of a Share held jointly by several persons, delivery of a certificate in their joint names to one of several joint holders shall be sufficient delivery to all.

(2) If a Share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

(3) The Board may by resolution determine, either generally or in any particular case, that any signatures on any Share certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons.

(4) Nothing in these Bye-laws shall preclude title to a Share being evidenced or transferred otherwise than in writing to the extent permitted by the Act and as may be determined by the Board from time to time.

56. Calls on shares

(1) The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

(2) The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

57. Forfeiture of shares

(1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form “A” in the Schedule hereto.

(2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

(3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

(4) The Board may accept the surrender of any share which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

REGISTER OF MEMBERS

58. Contents of Register of Members

(1) The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

(2) The Company may also keep one or more branch registers at such place or places outside Bermuda to the extent and in the manner permitted by the Companies Acts and the Board may make such regulations as it thinks fit regarding the keeping of any branch register and may revoke or vary any such regulations. The Board may authorise any share on the Register to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Companies Acts.

59. Inspection of Register of Members

The Register of Members shall be open to inspection at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

60. Determination of record dates

Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

(a)	determining the Members entitled to receive any dividend, distribution, allotment or issue; and

(b)	determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

TRANSFER OF SHARES

61. Instrument of Transfer

(1) An instrument of transfer shall be in such common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

62. Restriction on Transfer

(1) Subject to the Act and to such of the restrictions contained in these Bye-laws as may be applicable, any Member may transfer all or any of such Member’s shares by an instrument of transfer in the usual common form or in any other form that the Board may approve.

(2) The instrument of transfer of a share shall be signed by or on behalf of the transferor and, when any share is not fully paid, the transferee, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any Share that is not a fully paid Share or that is in violation of these Bye-laws or of any agreement of which the Company has notice. The Board may also decline to register any transfer unless:

(a)	the instrument of transfer is duly stamped, if required, and lodged with the Company at the registered office or any other place as the Board may from time to time specify, accompanied by the certificate (if any) for the Shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Share;

(c)	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained; and

(d)	where applicable, the Board is satisfied that the transfer complies with the United States federal securities laws.

(3) If the Board declines to register a transfer it shall, within three months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

(4) No fee shall be charged by the Company for registering any transfer, or otherwise making an entry in the Register concerning any other document relating to or affecting the title to any Share.

(5) Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under Bye-laws 62(1), 62(2) and 62(3).

63. Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

TRANSMISSION OF SHARES

64. Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

65. Registration on death or bankruptcy

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “B” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

66. Declaration of dividends by the Board

The Board may, subject to these Bye-laws and in accordance with Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company unless the terms of the issue of shares otherwise provide.

67. Other distributions

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution or other monies payable in respect of shares shall bear interest as against the Company unless the terms of the issue of shares otherwise provide.

68. Reserve fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve fund to be used to meet contingencies or for equalising dividends or for any other special purpose.

69. Payment of Dividends and deduction of Amounts due to the Company

(1) Any dividend or other monies payable in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the Members (in the case of joint Members, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members) or person entitled thereto, or by direct bank transfer to such bank account as such Member or person entitled thereto may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to such persons as the Member may direct, and payment of the cheque or warrant shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby.

(2) Any dividend or other monies payable in respect of a share which has remained unclaimed for 12 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other monies payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

(3) The Company shall be entitled to cease sending dividend warrants and cheques by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law 69(3) in respect of any Member shall cease if the Member claims a dividend or cashes a dividend warrant or cheque.

(4) The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

CAPITALISATION

70. Issue of bonus shares

(1) The Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

(2) The Company may capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

ACCOUNTS AND FINANCIAL STATEMENTS

71. Records of account

The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Such records of account shall be kept at the registered office of the Company or, subject to Section 83 (2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

72. Financial year end

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be the Saturday nearest January 31st in each year.

73. Financial statements

Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

AUDIT

74. Appointment of Auditor

Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

75. Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine

76. Vacation of office of Auditor

If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the Board may appoint an interim Auditor to fill the vacancy created thereby to serve until the next annual general meeting.

77. Access to books of the Company

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

78. Report of the Auditor

(1) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

(2) The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

(3) The generally accepted auditing standards referred to in subparagraph (2) of this Bye-law may be those of a country or jurisdiction other than Bermuda. If so, the financial statements and the report of the Auditor must disclose this fact and name such country or jurisdiction.

BUSINESS COMBINATIONS

79. Business Combinations

(a)	A resolution proposed for the consideration of the Members at any general meeting to approve a Business Combination shall be approved by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

(b)	In furtherance and not in limitation of any other authority of the Board under these Bye-laws, the Board is expressly authorized to adopt a shareholder rights plan as a defensive measure at any time that the Board determines to be in the best interest of the Company and its shareholders, including in response to any pending or threatened unsolicited offer in respect of a business combination. Any shareholder rights plan adopted pursuant to this Bye-law 79(b) shall either (1) have a term of less than 12 months or (2) be submitted to the Members for approval by not more than 12 months following adoption of the plan. In addition, any such shareholder rights plan would not contain provisions that limit the discretion of new directors to amend or redeem the rights under the plan, commonly referred to as “dead-hand” or “modified dead-hand” provisions.

NOTICES

80. Service of Notices and Other Documents

(1) Any notice or other document (including a Share certificate) may be served on or delivered to any Member by the Company either personally or by sending it through the post in a prepaid letter addressed to such Member at the address appearing in the Register or by delivering it to or leaving it at such registered address. In the case of joint holders of a Share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders. Any notice or other document if sent by post shall be deemed to have been served or delivered five Clear Days after it was put in the post, and, in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post.

(2) Any notice of a general meeting of the Company shall be deemed to be duly given to a Member, or other person entitled to it, if it is sent by post, courier, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible and non-transitory form to the address as it appears in the Register or any other address given to the Company for this purpose. Any such notice shall be deemed to have been served 24 hours after its dispatch except in the case of air courier in which case such notice shall be deemed to have been served 48 hours after its dispatch.

(3) Any notice or other document delivered, sent or given to a Member in any manner permitted by these Bye-laws shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any Share registered in the name of such Member as sole or joint holder unless such Member’s name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the Share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under such Member) in the Share.

Any notice or other document (including without limitation a proxy, appointment of corporate representative or nomination form for a director) may be delivered by any Member to the Company either personally, by air courier or by sending it through the post in a pre-paid letter addressed to the Company at the Registered Office or such other place specified in these Bye-laws. Where a notice convening a general meeting indicates that any document which is to be delivered by a Member to the Company in connection with such general meeting may be delivered by facsimile and indicates a facsimile number for delivery, then any Member may deliver such document or documents by facsimile transmission to the number identified in the notice of general meeting.

81. Service and delivery of notice

Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission save for notices sent by post which shall be deemed to have been served five (5) days after posting and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

SEAL OF THE COMPANY

82. The Seal

(1) The Board shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Board or of a committee authorised by the Board in that behalf. The Board may determine who (if anyone) shall sign any instrument to which the Seal is affixed and shall unless otherwise determined by resolution of the Board be signed by one Director.

(2) The Board may by resolution determine either generally or in any particular case that any certificates or warrants for Shares or debentures or representing any other form of security to which the Seal is to be affixed may have signatures affixed to them by some mechanical means, or printed thereon or that such certificates need not bear any signature.

(3) Where the Company engages in business outside Bermuda the Company may, if the Board so determines, have for use in any country, territory or place outside Bermuda a seal which shall be a duplicate of the Seal and which shall be affixed in the same manner as the Seal.

(4) The Company may, if the Board so determines, have for use for sealing securities issued by the Company and for sealing documents creating or evidencing securities so issued an official seal which shall be a facsimile of the Seal with the addition on its face of the word “Securities”.

83. Manner in which seal is to be affixed

The seal of the Company shall not be affixed to any instrument except attested by the signature of a Director and the Secretary or any two Directors, or some other person appointed by the Board for the purpose, provided that any Director, or Officer, may affix the seal of the Company attested by such Director or Officer’s signature only to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director or Officer.

WINDING-UP

84. Winding-up/distribution by liquidator

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF BYE-LAWS

85. Alteration of Bye-laws

No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Board and by a resolution of the Members proposed for the consideration of the Members at any annual or special general meeting and approved by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

*****

SCHEDULE - FORM A (Bye-law 58)

NOTICE OF LIABILITY TO FORFEITURE FOR NON PAYMENT OF CALL

You have failed to pay the call of [amount of call] made on the             day of             , 20     last, in respect of the [number] share(s) [numbers in figures] standing in your name in the Register of Members of the Company, on the              day of             , 20     last, the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of              per annum computed from the said              day of             , 20     last, on or before the              day of             , 20     next at the place of business of the said Company the share(s) will be liable to be forfeited.

Dated this              day of             , 20

[Signature of Secretary]

By order of the Board

SCHEDULE - FORM B (Bye-law 65)

TRANSFER BY A PERSON BECOMING ENTITLED ON DEATH/BANKRUPTCY

OF A MEMBER

I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Member] to [number] share(s) numbered [number in figures] standing in the register of members of [Company] in the name of the said [name of deceased Member] instead of being registered myself/ourselves elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this              day of             , 20

Signed by the above-named	)

[person or persons entitled]	)

in the presence of:	)

Signed by the above-named	)

[transferee]	)

in the presence of:	)